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                                                                    EXHIBIT 99.2


             HEI COMPLETES TRANSACTION FOR CROSS TECHNOLOGY, INC.

     MINNEAPOLIS, March 6, 2000 - HEI, Inc. (Nasdaq: HEII) (http://www.heii.com), a leading global supplier of ultra-miniatur microelectronic products for hearing, communications, medical and industrial applications, and Cross Technology, Inc., a leader in the manufacturing and marketing of wireless Smart Cards and other ultra-miniature radio frequency (RF) applications, have completed the transaction for the acquisition of Cross Technology, Inc. by HEI, Inc. Effective as of today, Cross will be operated as a wholly owned subsidiary of HEI.

     HEI completed its due diligence, which included interviews with the major customers of Cross. As stated in a previous release, HEI expects this acquisition to be accretive to its earnings for this fiscal year. It is anticipated that the combined growth rate will be in excess of 30% for fiscal year 2000, as compared to combined revenue in fiscal year 1999.

     "The combined organization will allow us to better utilize our respective strengths and achieve efficiencies, which will enable us to significantly increase our presence in existing markets, and pursue new opportunities," said Anthony Fant, Chairman and Chief Executive Officer of HEI, Inc.

     "Everyone at HEI welcomes the employees of Cross, and we look forward to working with Cross," said Donald R. Reynolds, President and Chief Operating Officer of HEI, Inc. "I am excited about our future because I believe this combined organization will benefit our customers and our shareholders," he added.

     HEI, Inc., and Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc., specializes in the custom design and manufacture of high performance, ultra-miniature microelectronic devices and high-technology products incorporating those devices. HEI and Cross contribute to customers competitiveness in the hearing, medical, communications, wireless smart cards and other RE applications, and industrial markets through innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

          World Headquarters and Microelectronics Division
          P.O. Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386

          Mexico Division, Customer Service Center
          1 Offshore International, 777 East MacArthur Circle, Tucson, AZ 85714

          High Density Interconnect Division
          610 South Rockford Drive, Tempe, AZ 85281

          Cross Technology, Inc.
          5201 Eden Circle, Edina, MN 55436
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FORWARD-LOOKING INFORMATION Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release regarding the acquisition of Cross Technology and the impact of the acquisition on HEI, the future sales of Cross and HEI products, the markets for Smart Cards and other Cross products, the growth opportunities in such markets and the estimated combined revenue growth rates are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.

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